Exhibit 10.6

THIS LEASE is made on 17 JUN 2024.

BETWEEN:

(1)	HONG KONG SCIENCE AND TECHNOLOGY PARKS CORPORATION , a corporation formed under the Hong Kong Science and Technology Parks Corporation Ordinance, of 5/F., Building 5E, 5 Science Park East Avenue, Hong Kong Science Park, New Territories, Hong Kong (“Landlord”); and

(2)	EWELL HONG KONG LIMITED , a company incorporated in Hong Kong with its registered office at Unit 707, 7/F., Lakeside 1, Phase 2, No. 8 Science Park West Avenue, Hong Kong Science Park, Pak Shek Kok, New Territories, Hong Kong (“Tenant”).

NOW IT IS AGREED as follows:

TERM, RENT AND PREMISES

Term	3 years commencing on 13 July 2024.

Rent	From 13 July 2024 to 12 July 2027, HK$83,904.00 per calendar month (i.e. at rental rate of HK$23.00 per sq. ft. of the lettable area of the Premises per calendar month).

Premises	Unit 707 of the 7th Floor of Building 8W, Phase Two, Hong Kong Science Park, Pak Shek Kok, New Territories, Hong Kong (Tai Po Town Lot No. 182) as shown for identification purposes only coloured pink on the plan annexed hereto.

DUPLICATE or COUNTERPART
Original Stamped with
$ 5035-

Lease Agreement – Ewell 2024

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1.	DEFINITIONS, INTERPRETATION AND VISION

1.1	In this Lease, the following meanings apply unless the context requires otherwise:

“Application” means the application (including but not limited to such application form(s) from time to time prescribed by the Landlord and such other forms, documents, plans and information as required by the Landlord) in writing submitted by the Tenant to the Landlord for admission into the Hong Kong Science Park and any variations thereto agreed to in writing by the Landlord and Tenant from time to time;

“Building” means the building described in Schedule 1;

“Business Update Documents” means the forms, questionnaires, declarations and other documents (including but not limited to the Annual Business Update) issued from time to time by the Landlord for reviewing the Tenant’s activities, the use of the Premises and/or any of the goods, materials, features and/or substances in, on or about the Premises or for such other purposes as determined by the Landlord at its sole and absolute discretion;

“Common Parts” means all areas, facilities, plant, machinery, equipment and Service Media within the Building and/or the Development from time to time designated by the Landlord for the common use of any of the occupiers of the Building and/or the Development and those authorised by them including, without limitation, the access roads, pedestrian ways, common entrances, staircases, lifts, escalators, roads, forecourts, loading bays, parking areas and landscaped areas;

“Dangerous Goods” shall have the same meaning ascribed to it under the Dangerous Goods Ordinance (Cap.295);

(If applicable) “Declaration” means a “Health, Safety and Environment Compliance Declaration” (in the form from time to time prescribed by the Landlord) to be signed by the Tenant’s laboratory manager or (if such laboratory manager has not been appointed at the time of signing this Lease) the Tenant’s authorised representative;

“Deposit” means the sum payable in such manner as set out in Part 1 of Schedule 4;

“Development” means the development constructed or to be constructed at Pak Shek Kok, New Territories, Hong Kong and known as Hong Kong Science Park (or however it may be named in the future) and the buildings, structures and erections from time to time thereat;

“Fitting Out Guidelines” means the fitting out guidelines for the Building and/or the Development issued from time to time by the Landlord or the Manager;

“Government” means the government of Hong Kong;

“Guarantor” includes any person which is for the time being bound by the Guarantor’s covenants under this Lease (if applicable);

“Handbooks and Manuals” means:

(i)	“Biomedical Technology Support Centre (BSC) General Rules for Laboratory Safety” means those rules and regulations in relation to the use of the Laboratories managed by BSC issued from time to time by the Landlord or the Manager;

(ii)	“Safety, Health and Environment (SHE) Handbook” means a handbook that contains, inter alia, rules and regulations in relation to the safety, health and environmental condition of the Premises, the Building and/or the Development issued from time to time by the Landlord or the Manager;

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(iii)	“Tenant’s Handbook” means those rules and regulations governing the occupation of use of the Building and/or the Development issued from time to time by the Landlord or the Manager.

“Hazardous Substances” means:

(i)	substance(s) containing ingredients which are toxic, irritant, sensitising, carcinogenic or corrosive in nature and the concentration of which reaches to a level which may be harmful to health; Toxic describes a substance that produces damage to an organism. This damage, which may be temporary or permanent, can affect body functions as well as tissue or bone development in embryos. Irritant describes a substance that will produce local irritation or inflammation on contact with tissues and membranes, such as skin, eyes, nasal or lung tissue. Sensitiser describes a substance that causes a substantial proportion of exposed people or animals to develop an allergic reaction in normal tissue after repeated exposure. Carcinogenic means capable of causing cancer. Corrosive describes a substance that causes destruction of, or damage to, materials or living tissue on contact; or

(ii)	a material or compound controlled, prohibited or regulated from time to time by any SHE Laws or any other relevant laws and/or regulations;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Insurance Amount” means the amount specified as such in Schedule 1;

“Manager” means the person, firm or company appointed from time to time by the Landlord to manage the Development;

“Permitted Use” means the use specified in Schedule 1;

“Premises” means each and every part of the premises described and specified on Page 1 of this Lease including:

(i)	all additions and improvements to the Premises;

(ii)	all fixtures in the Premises whether or not originally fixed to them except any fixture installed by the Tenant for the purposes of its business that can be removed from the Premises without defacing the Premises;

(iii)	the finishes applied to the interior of the external walls and to any structural columns but not any other part of the external walls or structural columns;

(iv)	the floor finishes but nothing below them;

(v)	the ceiling finishes but nothing above them;

(vi)	any non-load-bearing internal walls wholly inside the Premises;

(vii)	the inner half of the internal non-load-bearing walls dividing the Premises from other parts of the Building;

(viii)	the doors, windows, door frames and window frames (but not the curtain wall);

(ix)	the Service Media in the Building that solely serves the Premises;

(x)	those of the Landlord’s Provisions (set out in Part 1 of Schedule 3) that are within the Premises; and

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(xi)	(if applicable) those of the Landlord’s Fixtures and Fitting set out in Part 2 of Schedule 3.

“Prescribed Rate” means three per centum per annum above the Prime Rate from time to time quoted by The Hongkong And Shanghai Banking Corporation Limited;

“Rent” means the rent detailed on Page 1 of this Lease and (if applicable) subject to review in accordance with the terms and conditions in Schedule 5;

“Revised Activities” has the meaning set out in Clause 3.7(e);

“Safety Rules” means all rules and regulations promulgated by the Landlord in relation to the use, handling, processing and deployment of laboratory apparatus, equipment and procedures at or in the Premises and in relation to the Tenant’s Permitted Use herein;

“Services” means:

(a)	Maintaining, cleaning, operating, lighting, repairing, replacing, renewing, repainting, redecorating or otherwise treating the Building, the Common Parts and common facilities of the Building and the Service Media, as the Landlord shall consider appropriate (except where any tenant or occupier of the Building is responsible for the same) during the Service Hours and cooling the Building (subject to the Tenant’s obligation to pay any air-conditioning charges chargeable by the Landlord and any electricity fees in accordance with the provisions of this Lease).

(b)	Maintaining, cleaning, operating, lighting, repairing, replacing, renewing, decorating, landscaping and furnishing the Common Parts, common facilities, Service Media and other parts of the Development, as the Landlord shall consider appropriate (except where any tenant or occupier of the Development is responsible for the same) and providing security, water, sewerage, refuse collection and other services to the Development.

(c)	Cleaning, maintaining, repairing, lighting and operating the roads within the Development (where they form part of the Common Parts) and providing and maintaining street furniture and road signs.

(d)	Providing staff and administration, and providing replacing and renewing machinery and equipment in each case required to provide the Services.

(e)	Effecting insurance coverage in respect of the Building and such parts of the Development as the Landlord shall deem appropriate in such amounts and against such risks as the Landlord deems appropriate from time to time.

(f)	Providing any other services or facilities which the Landlord shall reasonably think appropriate for the benefit of the Building and the Development and their facilities and amenities or the tenants and occupiers of the Development or visitors to it.

“Service Charges” means the service charges detailed in Schedule 2 (Service Charges) subject to review in accordance with Clause 3.19;

“Service Hours” means such hours of service as stated in the Tenant’s Handbook or such other hours as the Landlord may reasonably prescribe from time to time after giving written notice to Tenant;

“Service Media” means the sewers, drains, gutters, pipes, ducts, wires, chimneys, fibre optic backbone and other conducting, telecommunications and IT media from time to time in the Building and/or the Development including any fixings, louvres, cowls and other covers and ancillary apparatus;

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“SHE Laws” means any and all applicable laws, rules, regulations, orders, notices, directions, requirements, permits, codes, judgments, decrees, treaties, international conventions or other measures governing safety, health, Dangerous Goods, Hazardous Substances and/or protection of the environment;

“Tenant’s Handbook” means those rules and regulations governing the occupation or use of the Building and/or the Development issued from time to time by the Landlord or the Manager;

“Term” means the term detailed on Page 1 of this Lease and any period of holding over thereafter;

“Utilities” means the transmission of sewage, water, electricity, gas, telecommunications and information;

“Working Day” means any day on which banks in Hong Kong generally are open for business and shall include Saturdays.

1.2	In this Lease the following shall apply unless the context requires otherwise:

(a)	The expression the “Landlord” includes the person for the time being entitled to the immediate possession of the Premises on expiry of the Term;

(b)	The expression the “Tenant” shall not include the executors or the administrators of any such party, or where such party is a corporation, its successors in title or any liquidators thereof;

(c)	Where the Tenant or the Guarantor (if applicable) comprises more than one individual, all covenants, undertakings and agreements made by the Tenant or the Guarantor (if applicable) herein shall be deemed to be made jointly and severally by all the persons comprising the Tenant or the Guarantor (if applicable);

(d)	Words importing the masculine, feminine or neuter gender shall include the others of them, and words importing persons includes an individual, corporation, body corporate, partnership, joint venture, association, trust or unincorporated organization or any trustee, executor, administrator or other legal representative thereof;

(e)	Words importing the singular number shall include the plural and vice versa;

(f}	The index and headings are for reference only and shall be ignored in construing this Lease;

(g)	References to Clauses and Schedules are references to the clauses of and the schedules to this Lease;

(h)	References to “losses” include all liabilities incurred by the Landlord, all damage or loss suffered by it, all claims, demands, actions and proceedings made or brought against it and all costs and disbursements incurred by it;

(i)	Any consent, approval or authorisation to be given by the Landlord must be in writing and signed by or on its behalf if it is to be effective under this Lease. Nothing in this Lease is to be construed as imposing any obligation on the Landlord not to refuse any consent, permission, approval or authorisation unreasonably save where expressed in this Lease. Any Landlord’s consent, approval or authorisation given hereunder shall not constitute any representation that all laws and regulations and other requirements have been complied with;

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(j)	References to the expiry of the Term or to the last year of the Term are to the end of the Term and the last year of the Term whether it comes to an end by effluxion of time or in any other way;

(k)	Any agreement by the Tenant not to do any act or thing includes an obligation not to allow or suffer that act or thing to be done by another person;

(l)	Any agreement by the Tenant to do any act or thing includes an obligation to procure that act or thing to be done by another person;

(m)	Any reference to “laws and/or regulations” includes (i) the SHE Laws; (ii) any laws, statutes, ordinances subsidiary or subordinate legislation, rules, regulations and orders made by any governmental, statutory, public or competent authority in Hong Kong; (iii) any rules or civil and common law and equity; and (iv) any rules and licensing requirements of the Government or other competent authority, as the same are from time to time modified or amended;

(n)	For the purpose of this Lease, any act, default, neglect or omission of any contractor, servant, agent, licensee, employee or visitor of the Tenant shall be deemed to be the act, default, neglect or omission of the Tenant; and

(o)	Any reference to “this Lease” means this Lease, including the Schedules hereto, as it may from time to time be supplemented or amended.

1.3	The Landlord and the Tenant acknowledge the green building development performance and green features in the Development and the sustainability vision for the Development which includes but without limitation to the following:

(a)	To design and develop the Development into a sustainable development which incorporates the latest green technologies and green building design and facilitates the reduction of wastage in construction and operation;

(b)	To accomplish the Landlord’s vision of being a role model in promoting and implementing sustainable construction and operation in Hong Kong and the Greater Bay Area; and

(c)	To target and enable low energy building operation with a long term ambition to be net zero carbon through continual improvement on energy efficiency.

1.4	The Landlord and the Tenant acknowledge the aim of collaborating to reduce the overall utilities consumption of the Building, maximize the usage of sustainable features in the building design of the Development and minimize the environmental impact arising from the Tenant’s activities at the Premises subject to and in accordance with the terms and conditions of this Lease.

2.	DEMISE

The Landlord LETS the Premises to the Tenant for the Term:

2.1	SUBJECT TO all rights, privileges, restrictions, covenants, agreements and stipulations of whatever nature affecting the Premises and the terms and conditions of this Lease;

2.2	TOGETHER WITH (insofar as the Landlord is entitled to grant the same) the right to use, in common with the Landlord and others having the like right, those Common Parts which are reasonably necessary for the use and enjoyment of the Premises;

2.3	EXCEPT AND RESERVED unto the Landlord and all persons authorised by it or otherwise entitled:

(a)	the right of free and uninterrupted passage and running of Utilities through such Service Media which serve or are capable of serving the Building and/or the Development together with the right to enter the Premises to inspect, repair or renew any such Service Media and to construct new Service Media;

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(b)	the right to restrict the use of any Common Parts insofar as is reasonably required for the purposes of inspecting, repairing, maintaining, decorating, replacing, renewing or connecting to them, but (except in the case of an emergency) not so as to deprive the Tenant of access to the Premises;

(c)	the right to alter in any way whatsoever the Common Parts or vary the parts of any Building which from time to time form part of the Development and to vary any building plans relating to the Building and/or the Development from time to time provided that the Tenant’s use of the Premises is not materially adversely affected thereby;

(d)	the right to continue and complete the construction of the Development and to carry out all necessary works in relation thereto including (without limitation) the fitting out of other parts of the Building notwithstanding any noise, disturbance or interference that the Tenant may suffer;

(e)	the right to install in or affix to any part of the Building such Service Media, aerials, plant, machinery and other apparatus, scaffolding, signs, and other advertising structures (whether illuminated or not) as the Landlord decides, and the right to inspect, repair, remove or replace the same;

(f)	the right upon reasonable notice (except in the case of an emergency when no notice is needed) to enter the Premises to view the condition of the Building and do works to the Building;

(g)	the right to carry out or consent to the carrying out by any person of any erection, demolition, rebuilding or alteration of any building forming part of the Development or in the vicinity notwithstanding any inconvenience or nuisance caused to the Tenant or any interference with access of light or air to the Premises;

(h)	the right to enter the Premises in the circumstances in which the agreements by the Tenant contained in this Lease permit such entry;

(i)	the right to subjacent and lateral support from the Premises for the remainder of the Building;

(j)	the right to use the external walls of the Building for whatever purpose the Landlord decides, and to assign or delegate such right;

(k)	the right to affix and maintain without interference upon any external part of the Premises during the three months before the expiry of the Term a notice stating that the Premises are to be let and such other information as the Landlord reasonably requires;

(l)	all easements, quasi-easements, privileges and rights whatsoever now enjoyed by any adjoining or neighbouring property affecting the Premises as if such adjoining and neighbouring property and the Premises had at all times been in separate ownership and occupation and such matters had been acquired by prescription or formal grant; and

(m)	the right to access, enter and pass through the Premises to inspect, install, repair, maintain, remove or replace (without limitation) the balconies, planting areas, canopies or flat roofs adjoining or near the Premises (if any);

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PROVIDED THAT in exercising the rights in Clauses 2.3(a), (e), (f} and (k) the Landlord shall cause as little interference as reasonably practicable to the Tenant and make good any damage caused to the Premises.

3.	TENANT’S AGREEMENTS

The Tenant agrees with the Landlord as follows:

3.1	Rent, Service Charges and other Payments

(a)	To pay to the Landlord the Rent and Service Charges in Hong Kong currency in advance without any deduction, counterclaim or set off on the first day of each calendar month, the first payment to be made on the signing hereof (being the Advance Payment in Schedule 1 (Particulars)) and the last payment to be apportioned appropriately on a daily basis;

(b)	To pay to the Landlord all Government rent, taxes, assessments, duties, charges, impositions and outgoings of a recurring nature imposed or charged from time to time on the Premises or upon the owner or occupier of the Premises by the Government or other competent authority other than property tax and expenses of a capital or non-recurring nature (Provided that if the same are imposed or charged upon the Premises and any other property, to reimburse to the Landlord a fair proportion thereof properly attributable to the Premises as decided by the Landlord whose decision shall be final and binding save in the case of a manifest error), and to pay or reimburse to the Landlord on demand: (i) any consumption tax, goods and/or services tax, sales tax, value added tax or any other tax of a similar nature (not including property tax or profits tax) chargeable in respect of any payment made by the Tenant under or in connection with this Lease; (ii) any amount paid by the Landlord in respect of a payment otherwise payable by the Tenant; or (iii) any payment made or costs incurred by the Landlord as a consequence of any supply or other dealing made or deemed to be made or other matter or thing done or deemed done under or in connection with this Lease;

(c)	(i)	To pay rates charged on the Premises as assessed by the Government quarterly in advance which shall be or be deemed to be payable and due on the first day of the months of January, April, July and October provided that the first payment thereof shall be paid on the signing hereof and the first and last payments being apportioned appropriately on a daily basis; and

	(ii)	In the event of the Premises not having been separately assessed to rates by the Government, to pay to the Landlord quarterly in advance such sum (not exceeding the amount which would be payable under the Rating Ordinance (Cap.116)) as shall be required by the Landlord as a deposit by way of security for the due payment of rates subject to adjustment on actual rating assessment in respect of the Premises being received from the Government;

(d)	To make the payments due to the Landlord under this Lease by way of the Autopay Services provided by member banks of The Hong Kong Association of Banks or in such other manner reasonably required by the Landlord by notice in writing to the Tenant from time to time;

(e)	To pay all deposits and charges for Utilities at the Premises;

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(f)	In addition to any other rights or remedies the Landlord may have under this Lease, the Tenant shall pay to the Landlord, on demand, interest at the Prescribed Rate on any sum:

(i)	payable by the Tenant to the Landlord under this Lease from the payment due date until the date payment is actually received by the Landlord;

(ii)	paid by the Landlord in remedying any breach by the Tenant of this Lease from the date of payment by the Landlord until the date payment is actually received by the Landlord; and

(iii)	not accepted by the Landlord so as not to waive a breach of this Lease from the payment due date until payment is actually accepted by the Landlord (but this Clause 3.1(f}(iii) is without prejudice to Clause 7.7(b));and

(g)	To pay the air-conditioning charges chargeable by the Landlord (subject to the Landlord’s review) for air-conditioning supply to the Premises and any area(s) (whether or not it forms part of the Common Parts) in the Building which the Tenant has the right to use under this Lease together with the electricity fees for all equipment (including without limitation the air handling unit(s) (if any) for supplying air-conditioning to the Premises and/or such area(s) exclusively) in connection with air-conditioning supply to the Premises and/or such area(s) and the mechanical ventilation and technical gases and liquid charges (if any) chargeable by the Landlord all in such manner and at such rate as may be provided in the Tenant’s Handbook.

If the Premises leased by the Tenant consist of an entire floor of the Building, the Tenant shall, subject to the Landlord’s sole and absolute discretion, be responsible for the air-conditioning charges for the supply of air-conditioning to all areas on that floor and the electricity fee in relation to the supply of such air-conditioning.

For the avoidance of doubt and without prejudice to the generality of the foregoing, where chilled water meter and/or energy meter is not installed for any part(s) of the Premises or the area(s) in the Building which the Tenant has the right to use under this Lease, such air-conditioning charges and electricity fees shall be paid by the Tenant at such rates as decided by the Landlord (whose decision shall be final and binding) and specified in the Tenant’s Handbook. The Tenant shall at his own cost and expense provide, fix and maintain the chilled water meter and/or energy meter in such type and design and at such location as approved by the Landlord in advance for air- conditioning supply to the Premises and such area(s).

Depending on the available provisions of the Building, 24-hour chilled water supply for air-conditioning to the Premises may be available if the Tenant so requests in accordance with the procedure set out in the Tenant’s Handbook, subject to the Tenant paying (i) the applicable air-conditioning charges specified by the Landlord, (ii) the electricity fees in relation to the supply of such air-conditioning and (iii) the installation cost for works and chilled water meter for the chilled water supply from time to time at rates specified by the Landlord in the Tenant’s Handbook.

3.2	Fitting Out

(a)	To fit out the Premises at the Tenant’s expense in accordance with plans and specifications approved by the Landlord (which approval shall not be unreasonably withheld) in a good and proper workmanlike and diligent manner with good quality materials and in all respects in a style and manner appropriate to the Building to the satisfaction of the Landlord (but any approvals given under this Clause 3.2 (Fitting Out) shall not impose on the Landlord any liability in respect of any non-compliance of any law, inadequacy or deficiency in the drawings, plans, specifications or works);

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(b)	Not to commence any fitting out works until the Landlord’s approval has been obtained and all necessary approvals, licences or permits have been obtained from the relevant competent authorities, and all sums (including, without limitation the fitting out deposit, Landlord’s vetting fees, temporary services charges and debris removal charges (if any)) required to be paid by the Tenant prior to the commencement of the works in accordance with the Fitting Out Guidelines have been fully paid to the Landlord;

(c)	Not to vary the approved fitting out plans or specifications without the Landlord’s prior written approval (which approval shall not be unreasonably withheld);

(d)	To carry out all fitting out works using environmentally friendly materials as far as practicable and in compliance with the Landlord’s requirements and the Fitting Out Guidelines, and with all laws and regulations and all other requirements of the Building’s insurers and of any utilities supplier. Any Landlord’s approval given hereunder shall not constitute any representation that such laws and regulations and requirements have been complied with;

(e)	In installing, altering or connecting to any Service Media, electrical installations or fire fighting apparatus and system, to use only a contractor nominated by the Landlord and for any other works to use only a reputable contractor approved by the Landlord (which approval shall not be unreasonably withheld) but any such Landlord’s nomination or approval shall not impose on the Landlord any liability for anything done or omitted by such contractor;

(f)	If the Tenant uses its own security system, to ensure that the Tenant’s security system within and at the entrance to the Premises is compatible with the security system for the Building (if any) provided and operated by the Landlord; and

(g)	To procure that the Tenant’s contractors take out contractors’ all risks insurance in respect of the Tenant’s fitting out works before any work is commenced at the Premises and the provisions of Clause 3.6 (Tenant’s Insurance) shall apply to such insurance mutatis mutandis and to procure that as soon as reasonably practicable all money received under such policy is applied in making good the loss or damage in respect of which it was paid.

3.3	Repair

(a)	To keep the Premises in good, clean, substantial and proper repair and condition appropriate to the Building and properly preserved and painted (fair wear and tear excepted);

(b)	To reimburse to the Landlord the cost of replacing all broken or damaged window glass in the Premises caused or contributed to by the act, omission, default or negligence of the Tenant or its contractors, servants, agents, employees, visitors or licensee;

(c)	To keep and if necessary replace any Service Media forming part of the Premises in good, clean, substantial and proper repair and condition, and to comply with the lawful requirements of any competent authority and in doing such works the Tenant shall use only a contractor nominated by the Landlord;

(d)	To reimburse to the Landlord the cost of making good any damage of any type to the Building (including, but not limited to, scratches or damage to the curtain wall of the Building), the Development or any Service Media caused or contributed to by the act, omission, default or negligence of the Tenant or its contractors, servants, agents, employees, visitors or licensees;

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(e)	To replace any of the fixtures or fittings in the Premises which become beyond repair during the Term;

(f)	To take all reasonable precautions to protect the Premises from damage threatened by an approaching storm or typhoon;

(g)	To maintain all toilets and water apparatus located outside the Premises (if used exclusively or predominantly by the Tenant and its contractors, servants, agents, employees, visitors or licensees) in good, clean, substantial and proper repair and condition to the satisfaction of the Landlord and in accordance with the lawful requirements of any competent authority;

(h)	To be wholly responsible for any damage or injury caused to any person or property directly or indirectly through the defective or damaged condition of the Premises or any other area the repair of which is the Tenant’s responsibility under this Lease; and

(i)	To employ for the cleaning of the Premises such cleaning contractors as the Landlord requires from time to time and to cause such cleaning services to be carried out only between such hours and on such days as shall have been approved by the Landlord (such approval not to be unreasonably withheld).

3.4	Yielding Up

At the expiry of the Term:

(a)	to yield up the Premises decorated and repaired in accordance with this Lease with vacant possession including but not limited to removing all lettering, signage, or characters showing the Tenant’s name from the Development and any doors, walls or windows in the Building (making good any damage caused by such removal to the Landlord’s satisfaction);

(b)	if required by the Landlord, to remove at the Tenant’s expense all alterations, installations, and additions and any fixtures, or any part thereof specified by the Landlord, made or installed by the Tenant (whether or not with the Landlord’s consent) or by a previous occupier of the Premises and taken over by the Tenant, making good any damage caused by such removal to the Landlord’s satisfaction and if so required by the Landlord to reinstate the Premises to bare shell condition but incorporating the provisions described in Schedule 3 (Landlord’s Provision), and where such works affect the Service Media or the electrical installations or fire fighting installations of the Premises to use only a contractor nominated by the Landlord and in other cases to use only a reputable contractor approved by the Landlord (such approval not to be unreasonably withheld); and

(c)	to surrender to the Landlord all keys and access cards to the Premises and supply to the Landlord any access codes to all entrances and a copy of the operating instructions of any security system for the Premises, if any.

3.5	Landlord’s Entry

To permit the Landlord and persons authorised by it with or without appliances at all reasonable times after giving prior notice (except in case of any emergency where no notice shall be required and forcibly if need be) to enter upon the Premises and where requisite to remain with or without workmen, materials and equipment:

(a)	to inspect the Premises and view the condition thereof and any alterations or additions carried out and any equipment or facilities or substances therein;

(b)	to take inventories of the Landlord’s Provisions (set out in Part 1 of Schedule 3), (if applicable) the Landlord’s Fixtures and Fittings (set out in Part 2 of Schedule 3) and other fixtures and to carry out any works repairs or maintenance which require to be done;

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(c)	to remedy any breach of the Tenant’s covenants in this Lease and to carry out any work or repair required to be done and all costs incurred by the Landlord in respect thereof shall be a debt due from the Tenant to the Landlord;

(d)	to do anything the Landlord deems necessary for the purposes of security, fire fighting and protection of the Building or the Development;

(e)	to ascertain whether or not the Tenant is observing and performing its covenants in this Lease;

(f)	to alter, maintain or repair the adjoining property or to the infrastructure of the Building or the Development or to ascertain or verify the compliance with energy performance requirement by the Tenant;

(g)	in connection with the exercise of the easements and rights reserved by this Lease;

(h)	to comply with such covenants, conditions and restrictions (if any) as may affect any reversion on the Term;

(i)	to gain access to any common facilities whether or not serving the Premises exclusively;

(j)	to measure or value the Premises;

(k)	in connection with the management of the Premises, the Building or the Development;

(l)	during the last three months before the expiration of this Lease, to show the Premises to prospective tenants or purchasers;

(m)	to review the Tenant’s activities, the use of the Premises and/or any of the goods, materials, features and/or substances in, on or about the Premises;

(n)	to verify the implementation and realisation of the Tenant’s proposed activities and/or investment set out in the Application and/or the Business Update Documents;

(o)	to ascertain whether the information (including the proposed activities and/or investment) contained in the Application and/or the Business Update Documents are true, complete and accurate;

(p)	to ascertain whether the Tenant has observed and complied with all legislation, rules and regulations including without limitation the Handbooks and Manuals, the Safety Rules and other rules and regulations in relation to the safety of the Premises as required under this Lease; and

(q)	to review or measure the Tenant’s use of energy and water and the Tenant’s waste production or waste management.

3.6	Tenant’s Insurance

(a)	The Tenant shall effect and keep at all times during the Term comprehensive insurance coverage to the satisfaction of the Landlord with a reputable insurance company approved by the Landlord in respect of liability for loss injury or damage to any person or property whatsoever caused through or by any act, default, omission or neglect of the Tenant in an amount of not less than the Insurance Amount for any one claim or series of claims arising out of any one event, or such other amount as the Landlord may from time to time required at the Landlord’s sole and absolute discretion, and such policy of insurance shall have no aggregate limit for any one period.

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Any such policy of insurance shall show the interest of the Landlord as an additional insured and shall contain (i) a clause to the effect that the insurance coverage and its terms and conditions shall not be cancelled, modified or restricted without the Landlord’s prior written consent; (ii) a cross liability clause; (iii) a waiver of the rights of subrogation of the insurer as against each of the Tenant and the Landlord, and (iv) a clause that spell out that the coverage afforded shall be primary insurance.

(b)	Notwithstanding the above provisions of this Clause, in the event that the Landlord has taken out an “Owner’s Control Insurance Policy” in respect of liability for loss injury or damage to any person or property caused through or by any act, default, omission or neglect of the Tenant or in respect of any claim demands and liability caused by or arising out of any accident happening in the Premises, the Tenant shall be required to contribute on demand a proportionate share of the premiums costs and disbursements (to be determined by the Landlord at its absolute discretion) paid by the Landlord in maintaining and keeping such insurances in force and to comply with the terms of the insurance policies, such share of the premiums costs and disbursements shall be charged to and payable by the Tenant and which forms part of the Service Charges.

(c)	The Tenant shall not do or cause to be done any act or thing which may render such insurance policies to become void or voidable or to cause the insurance premiums to be increased and to indemnify the Landlord against any such increased premiums and all costs and expenses reasonably incurred by the Landlord in keeping such insurance policies in force. Notwithstanding the foregoing, nothing herein shall render the Landlord liable for the correctness or adequacy of any such insurance policies or for ensuring compliance with the requirements under this Clause or all relevant laws and regulations pertaining to such insurance.

(d)	The Tenant shall notify the Landlord promptly of any damage to the Premises when the Tenant becomes aware of the same or when an event giving rise to an insurance claim occurs.

(e)	Without prejudice to any other provisions herein, the Tenant shall notify the insurance company and the Landlord promptly of any change of the nature of the Tenant’s trade or business.

(f)	Any failure by the Tenant to comply with this Clause shall entitle the Landlord to re-enter the Premises and to terminate this Lease without prejudice to any other rights or remedies the Landlord may have under this Lease.

(g)	In addition to the above insurance requirements, the Tenant agrees to be responsible for any loss or damage to property within the Premises including without limitation all furniture fixture fittings goods chattels samples personal effects contents and the Landlord’s Provisions. The Tenant is advised to effect and maintain adequate insurance cover for the same in their full replacement value against the said risks as it deems fit.

3.7	Tenant’s Activities

(a)	To carry on in the Premises the activities and make the investments referred to in the Application and/or the Business Update Documents;

(b)	Not to vary or depart from the activities and investments (which shall, unless otherwise approved by the Landlord in the Application and/or the Business Update Documents, include but not limited to research development activities) as set out in the Application and/or the Business Update Documents without the Landlord’s prior approval (which approval may be given by the Landlord at its sole and absolute discretion) and, in making any application for such approval, to submit full details of such new or varied activities and/or investment to the Landlord in writing and, after such approval has been given by the Landlord, not to vary or depart from such new or varied activities and/or investment;

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(c)	From time to time during the Term the Landlord may carry out review(s) of the Tenant’s activities at the Premises and/or any of the goods, materials, features and/or substances in, on or about the Premises to verify (i) the implementation and realisation of the Tenant’s proposed activities and/or investment set out in the Application and/or the Business Update Documents and/or (ii) the observance and performance of the Tenant’s covenants in this Lease (including without limitation the compliance by the Tenant with the Safety, Health and Environment (SHE) Handbook, the Safety Rules and other rules and regulations in relation to the safety of the Premises);

(d)	The Tenant shall cooperate with such review(s) and shall provide the Landlord with such information (the Landlord keeping any information confidential as reasonably required by the Tenant) and access to the Premises as the Landlord shall reasonably require and shall upon the Landlord’s request provide appropriate representatives to accompany the Landlord and/or the Landlord’s representative(s) to enter and inspect the Premises and/or to carry out such review(s) and in particular, the Tenant shall within such period as determined by the Landlord at its sole and absolute discretion duly complete and return to the Landlord the Business Update Documents and produce such evidence to the satisfaction of the Landlord for proving that the information contained in the Business Update Documents is true, complete and accurate; and

(e)	If the Landlord reasonably determines that (i) the Tenant has deviated or departed from its proposed activities and/or investment as stated in the Application and/or the Business Update Documents or (ii) the Tenant is in breach of any of the Handbooks and Manuals, including without limitation the Safety, Health and Environment (SHE) Handbook, the Safety Rules or any other rules or regulations in relation to the safety of the Premises to use reasonable endeavours to immediately prepare a revised plan of investment and activities to be carried out in the Premises (“Revised Activities”) acceptable to the Landlord, to implement the approved Revised Activities for the remainder of the Term and to forthwith rectify the breach by taking all such actions which the Landlord shall deem necessary at its absolute discretion;

PROVIDED THAT in the event that the Landlord and Tenant cannot agree on the Revised Activities or the Tenant is unable, or it appears to the Landlord at its sole and absolute discretion that the Tenant will be unable to implement the Revised Activities for any reason, the Landlord (without prejudice to any other rights) shall have the right on giving the Tenant not less than 3 months written notice to terminate this Lease, and at the expiry of such notice period this Lease shall cease to have further effect but without prejudice to any antecedent rights or claim of either party, and without prejudice also to the Landlord’s right to demand payment and claim against the Tenant for all the remaining rent and other payments due and payable by the Tenant under this Lease for the remaining unexpired Term of this Lease. The Tenant shall upon termination of this Lease, yield up the Premises in such manner as provided in Clause 3.4 (Yielding Up) of this Lease.

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3.8	Use

(a)	Not to use the Premises for any purpose other than the Permitted Use;

(b)	Not to commit, waste or use the Premises for gambling or any offensive trade or business or any illegal, immoral or improper purposes or so as to cause nuisance, damage or danger to the Landlord or the occupiers of neighbouring premises;

(c)	Not to use the Premises for the storage of goods other than in small quantities consistent with the nature of the Tenant’s trade or business, provided that storage of such small quantities of goods shall comply with all directions from the Landlord from time to time and all applicable provisions in Clause 3.18 (Dangerous Goods, Hazardous Substances and Laboratory Safety) below;

(d)	Not to keep at the Premises any Dangerous Goods and Hazardous Substances. Provided that if it is necessary to keep any Dangerous Goods and/or Hazardous Substances at the Premises in the normal course of the Permitted Use, the Tenant shall inform the Landlord of the nature of such Dangerous Goods and/or Hazardous Substances and provide such other information as the Landlord may request from time to time. The use, storage, handling, release, treatment, manufacture, processing, deposit, transportation or disposal (including into any Service Media) of any Dangerous Goods and/or Hazardous Substances should comply with all the directions and requirements of the Landlord and in accordance with Clause 3.18 (Dangerous Goods, Hazardous Substances and Laboratory Safety) of this Lease. Notwithstanding the foregoing, the Landlord may at any time demand the Tenant to remove any and all Dangerous Goods and/or Hazardous Substances from the Premises for any reason whatsoever, and the Tenant shall comply forthwith. For the avoidance of doubt and without limiting the Tenant’s obligation to indemnify the Landlord under Clause 3.13 (Indemnities), the Tenant shall indemnify and hold harmless the Landlord from any and all claims, damages, fines, judgments, penalties, costs, expenses or liabilities (including, without limitation, any and all sums paid for settlement of claims, legal fees, consultant and expert fees) arising, during or after the Term from or in connection with the Tenant’s breach of this Clause 3.8(d);

(e)	Not to make any noise (including but not limited to music or sound produced by broadcasting from television, radio and any equipment capable of producing or reproducing music or sound) which is audible outside the Premises, or make any vibration or odour in the Premises which is or may be a nuisance to the occupiers of nearby premises, or allow any smoke, fumes or gas to escape from the Premises; or do anything on the Premises which may be a nuisance or cause annoyance, danger, injury or damage to the Landlord or any neighbouring tenants or occupiers;

(f)	Not to place on the Premises anything (including any safe) of a weight in excess of the floor loading of the Premises prescribed by the Landlord, or on parts of the Premises containing reinforced flooring, anything of a weight in excess of the appropriate weightings for which such reinforcements were designed and to comply with any prescription by the Landlord of the maximum weight and permitted location of safes and other heavy equipment and any requirements of the Landlord that the same stand on supports of such dimensions and materials as the Landlord reasonably determines;

(g)	To use the raised flooring and false ceiling (if any) in the Premises with care and in accordance with the Landlord’s instructions and not to overload, scratch or place any article which would release water onto the raised flooring or false ceiling;

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(h)	To comply with all legislation in relation to: (i) the Premises, (ii) the conduct of the Tenant’s business on the Premises (including the use, handling, storage and disposal of all biological samples collected and/or used in the course of the Tenant’s business, and (iii) the storage of any Dangerous Goods and/or Hazardous Substances in accordance with this Clause 3.8(d) (Use), Clause 3.18 (Dangerous Goods, Hazardous Substances and Laboratory Safety) herein). Furthermore, the Tenant shall apply for all requisite licences and permits that may be required from all competent authorities to lawfully conduct the Tenant’s business and activities at the Premises;

(i)	Not to do anything which would amount to a breach or non-observance of any provision of the Government grant under which the Landlord holds the portion of the Development on which the Building is situated;

(j)	To ensure that all refuse is disposed of by arrangement with and in containers specified by the Landlord, and if the Landlord provides a collection service for refuse, to use such service exclusively at the sole cost of the Tenant. Where recycling facilities are provided by the Landlord, the Tenant shall use its best endeavours to dispose of all recyclable refuse through such recycling facilities;

(k)	Not to place or leave anything in the Common Parts nor to tout or solicit business or distribute anything within the Building or the Development without the prior written approval of the Landlord;

(l)	To take delivery of furniture, equipment, fittings or bulky items in and out of the Building only during the hours specified by the Landlord from time to time, and to take such delivery only in the lift and along the route designated for that purpose by the Landlord;

(m)	Not to discharge into any Service Media any substance that may obstruct, pollute, or cause any damage or danger to the Service Media;

(n)	Not to conduct any auction, fire sale, bankruptcy sale or any similar activities at the Premises;

(o)	Not to keep any animals, birds or pets of any kind inside the Premises, and to take all precautions to the reasonable satisfaction of the Landlord to prevent the Premises from becoming infested by pests including, if the Landlord so requires, the employment at the Tenant’s cost of such pest extermination contractors and at such intervals as the Landlord may reasonably determine;

(p)	Not to allow any person to use the Premises for residential purposes; and

(q)	(i)	Subject to sub-paragraphs (ii) and (iii) below, not to display, publish, publicize, advertise or represent anything relating to, involving or including the whole or any part of the names, characters or words of the Landlord, the Development, the Building or the Premises or the whole or any part of the words “Hong Kong Science Park”, “Hong Kong Science and Technology Parks”, “Hong Kong Science and Technology Parks Corporation”, or unless the facts displayed, published, publicized, advertised or represented are true and accurate.

	(ii)	Subject to sub-paragraph (iii) below, not to display, publish, publicize, advertise or represent such of its logos or marks bearing the whole or any part of the names, characters or words of the Landlord, the Development, the Building, the Premises or the whole or any part of the words “Hong Kong Science Park”, “Hong Kong Science and Technology Parks”, “Hong Kong Science and Technology Parks Corporation”,

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(iii)	The Tenant may with the prior written approval of the Landlord (which approval may be given or refused at the Landlord’s discretion and, if given, may be subject to such conditions the Landlord deems fit to impose) display, publish, publicize, advertise or represent the Landlord’s logos or marks provided that the design and specification of such logos or marks shall be in accordance with and in line with the Landlord’s logo specification.

(iv)	Not to do anything (including without limitation not to make any representation) which in the opinion of the Landlord prejudices or may or is likely to prejudice the goodwill or reputation of the Landlord, the Government of the Hong Kong SAR and/or any part(s) of the Development, the Building or the Premises.

In particular but without prejudice to the generality of the foregoing and the Landlord’s other rights and remedies, the Landlord reserves the right to request the cessation of any activity conducted or to be conducted by the Tenant whether or not previously permitted by the Landlord which is in the opinion of the Landlord in breach of this Clause 3.8(q). The Tenant shall upon the Landlord’s such request forthwith cease such activity and rectify the breach by taking all such actions which the Landlord shall deem necessary at its absolute discretion;

(r)	Notwithstanding other provisions of this Lease, the Tenant agrees that the Landlord may without the need to obtain the Tenant’s approval or consent display, publish, publicize, advertise or represent the Tenant’s logos or marks or anything relating to, involving or including the whole or any part of such logos or marks in any of its promotional or advertising material at the Landlord’s absolute discretion without being liable to the Tenant for damages, compensation or royalty payment; and

(s)	Notwithstanding other provisions of this Lease, if the Landlord in its reasonable opinion determines that this Lease ought to be terminated based on the ground that its continuation (in whole or in part) would be impermissible under laws of Hong Kong or would have an adverse impact on the reputation of the Landlord and/or the Government of the Hong Kong SAR; the Landlord shall be entitled to terminate this Lease and in such event.

3.9	Alterations

(a)	Not to make any alterations or additions to the Premises or to the Service Media, and not to install any plant, equipment, apparatus or machinery in the Premises, or to damage or modify in any way any doors, windows, walls, floors, ceilings or other part of the Premises without the Landlord’s prior written consent (which consent shall not be unreasonably withheld);

(b)	Not to install any air-conditioning plant or equipment, machinery or other mechanical apparatus within the Premises without the Landlord’s prior written consent (which consent shall not be unreasonably withheld) and to comply with the directions and instructions of the Landlord regarding installation;

(c)	Not to erect, install or alter any partitioning in the Premises without the Landlord’s prior written consent (which consent shall not be unreasonably withheld), and to comply with the directions and instructions of the Landlord regarding installation (but Landlord’s consent shall not be required for installation of non-structural, demountable partitioning which is removable without damage to the Premises);

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(d)	Not without the Landlord’s prior written consent (which shall not be unreasonably withheld) to install additional locks, bolts or other fittings to the entrance doors of the Premises;

(e)	Not to erect, exhibit or display on the Premises or the Building any writing, sign, aerial, flagpole or other device so as to be visible from outside the Building without the Landlord’s prior written consent Provided That the Tenant may display its name and business in the reception of the Premises or on the door thereof in such lettering, characters and materials as the Landlord shall approve (which approval shall not be unreasonably withheld);

(f)	Not to do anything which alters or affects the external appearance of the Building or to make alterations or additions to the structure or (except for permitted works to the Premises) other parts of the Building or, without limitation, the Common Parts;

(g)	In carrying out any permitted works whatsoever to the Premises or anywhere within the Development to observe and perform the provisions of Clause 3.2 (Fitting Out) mutatis mutandis; and

(h)	In applying for the Landlord’s consent or approval under this Clause 3.9 (Alterations), the Tenant shall provide the Landlord with information which the Landlord deems necessary at its sole and absolute discretion on the effect of such alteration, addition, installation or erection (as the case may be) on the efficiency of the use of energy and water in the Premises, the Building and/or the Development.

3.10	Statutory Notices

(a)	To notify the Landlord forthwith in writing of the contents of any notice received by the Tenant from any competent authority concerning the Premises or any of the Utilities.

(b)	(i)	To give the Landlord notice in writing forthwith of any matter adversely affecting or likely to adversely affect the due incorporation and/or valid existence of the Tenant under the laws of incorporation in its jurisdiction and/or its ability to perform and comply with the terms and conditions of this Lease, including but not limited to any winding up petition and/or order against the Tenant and/or bankruptcy petition and/or order against the shareholder(s) of the Tenant (in the case of the Tenant being a corporation) and/or bankruptcy petition and/or order against the Tenant (in the case of the Tenant being an individual, a sole proprietor or partnership) and/or the Guarantor (if any) referred to under Schedule 6; and

(ii)	To provide the Landlord such documents as required by the Landlord in relation to the matters under Clause 3.10(b)(i) above.

3.11	Alienation

(a)	Not without the Landlord’s prior written consent (which consent the Landlord may give or withhold at its absolute discretion and, if given, may be subject to such conditions as the Landlord may at its absolute discretion impose) to transfer, assign, licence, share, hold for the benefit of another or otherwise part with the possession or occupation of the Premises or any part of them or the right to use them so that any person not a party to this Lease obtains the use or possession of the Premises or any part of them and without limiting the generality of this, the following acts and events shall, unless consented to by the Landlord as aforesaid, be deemed to be breaches of this Clause:

(i)	in the case of a tenant which is a partnership, the taking in of one or more new partners whether on the death or retirement of an existing partner or otherwise or any bankruptcy petition or order against any of the partners;

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(ii)	in the case of a tenant who is an individual (including a sole surviving partner of a partnership tenant) the death, insanity, bankruptcy petition or order or other disability of that individual;

(iii)	in the case of a tenant which is a corporation, any take-over, reconstruction, amalgamation, merger, winding up petition or order, voluntary liquidation or change in the person who owns a majority of its voting shares or who otherwise has effective control thereof;

(iv)	the giving by the Tenant of a power of attorney or similar authority whereby the donee of the power obtains the right to use, possess or occupy the Premises; and

(v)	the change of the Tenant’s business name without the consent of the Landlord (which consent shall not be unreasonably withheld).

PROVIDED that no consent will be given by the Landlord under any circumstances to the subletting or underletting of the Premises or any part thereof to any other party, whether related to the Tenant or otherwise.

(b)	Without prejudice to the generality of sub-clause (a) above, the Tenant undertakes to notify the Landlord in writing forthwith of:

(i)	any of the acts and/or events stipulated in sub-clause (a)(i) to (v) above upon occurrence of the same; and

(ii)	any matters that may be relevant and/or result in any of the acts and/or events stipulated in sub-clause (a)(i) to (v) above upon the Tenant becoming aware of the same, and to provide the Landlord with all such relevant information and/or documents as reasonably required by the Landlord.

3.12	Insurance and Fire Prevention

(a)	Not to do anything whereby any policy of insurance on the Premises and/or the Building and/or the Development against damage or loss by fire or any other risks, or against claims made by third parties, may become void or voidable, and not to do anything which may cause the rate of premium for any such policy to be increased and to repay to the Landlord on demand all sums paid by the Landlord by way of increased premium or otherwise rendered necessary by a breach of this Clause;

(b)	To comply with all the recommendations of the Landlord’s insurer and the fire authority;

(c)	To keep the Premises equipped with such fire fighting equipment as the Landlord’s insurer and the fire authority may require, and to maintain such fire fighting equipment in working order and to the satisfaction of the Landlord and the Landlord’s insurer, and to have any fire fighting equipment inspected by a competent person at least once every six months;

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(d)	Not to obstruct access to any fire equipment or any fire exits within the Premises, the Building or the Development; and

(e)	To carry out any periodic testing of electrical installations at the Premises required by regulations made under the Electricity Ordinance (Cap. 406).

3.13	Indemnities

To indemnify the Landlord against all losses arising directly or indirectly from:

(a)	the act, omission, neglect or default (irrespective of whether wilful or not) of the Tenant or any employee, visitor, licensee, agent, servant or contractor of the Tenant;

(b)	any breach by the Tenant of this Lease;

(c)	the defective or damaged condition of the Premises or any other area, the repair of which is the Tenant’s responsibility under this Lease; and

(d)	the spread of fire, smoke or water or any other substance originating from the Premises, and this Clause shall survive the expiry of the Term.

3.14	Exclusion of Liability

Notwithstanding Clauses 4.1 (Quiet Enjoyment) and 4.3 (Services), not to hold the Landlord liable in any way to the Tenant or to any other person for any losses which may be suffered by the Tenant or by any other person or to the property of the Tenant or any other person however caused (unless directly caused by the wilful default or gross neglect of the Landlord or its employees) and in particular, but without limitation, caused by or in any way owing to:

(a)	any interruption, failure, malfunction, reduction or termination of or defects in or any other condition of any of the Utilities, Service Media or Common Parts or any machinery, plant, facility, services, equipment, installations or fixtures in the Building or the Development;

(b)	the act, neglect or default of the tenants and occupiers of any other parts of the Building or the Development, or their respective employees, visitors, licensees, agents, servants or contractors;

(c)	any defect in the supply of electricity or from any surge, reduction, variation, interruption or termination in the supply of electricity;

(d)	any typhoon, landslide, subsidence, fire, leakage of water, fumes, smoke or electricity from the Service Media or any other part of the Building or the Development (including any plant, facility, services, machinery, installations, apparatus and other fixtures therein) or the dropping or falling of anything from any part of the Building or the Development or vibrations from any part of the Building or in the Development or the influx of rain into the Premises, or the activity of rats or other pests in the Building;

(e)	the defective or damaged condition of the Premises, the Building or the Development;

(f)	any want of security or safekeeping at the Building or Development;

(g)	any non-enforcement of any rules or regulations made by the Landlord; or

(h)	any exercise of the Landlord’s rights under this Lease including (without limitation) the carrying out of any building works; nor shall the Rent, Service Charges, Government rent and rates or any other sums due from the Tenant under this Lease abate on account of any such event save as provided in Clause 7.3 (Destruction of Premises).

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3.15	Compliance of Laws, Regulations and Rules

To comply with all laws and regulations and the rules for the Building and/or the Development from time to time made or adopted by the Landlord (including without limitation the Handbooks and Manuals, the Safety Rules and the Fitting Out Guidelines) provided that if there is a conflict between such rules and this Lease, this Lease shall prevail.

3.16	Costs

To pay to the Landlord on an indemnity basis, as rent and within 14 days of demand, all costs and other expenses properly and reasonably incurred by the Landlord in relation to:

(a)	every application made by the Tenant for consent whether it is granted, refused, offered subject to any qualification, or any application withdrawn by the Tenant for any reason whatsoever;

(b)	professional advice obtained by the Landlord following an application by the Tenant for consent, permission or approval under this Lease;

(c)	the preparation and service of a schedule of dilapidations during or after the expiry of the Term;

(d)	the recovery of Rent, Service Charges or other sums due from the Tenant;

(e)	the standard fees imposed by the Landlord from time to time in respect of the vetting of any drawings and specifications for any works proposed to be carried out by or on behalf of the Tenant;

(f}	professional advice obtained by the Landlord in inspecting or monitoring any works carried out by or on behalf of the Tenant; and

(g)	affixing, altering or replacing the Tenant’s name on the directory boards or directional signs in the Building and/or the Development, and this Clause shall survive the expiry of the Term.

3.17	Evidence of Compliance

To produce to the Landlord forthwith such evidence as the Landlord may reasonably require from time to time to satisfy itself that the provisions of this Lease have been complied with, including but not limited to the Business Update Documents and any licence, permit, or certificate that the Tenant is required to obtain under this Lease.

3.18	Dangerous Goods, Hazardous Substances and Laboratory Safety

3.18.1	Dangerous Goods and Hazardous Substances

(a)	Subject to this Clause 3.18.1 (Dangerous Goods and Hazardous Substances), the Premises should be free of any Dangerous Goods and/or Hazardous Substances throughout the Term of the Lease;

(b)	To comply with, and to cause all of the Tenant’s contractors, licensees, invitees, agents and employees to comply with, all SHE Laws and all the directions and regulations from the government authorities (including the need to obtain all relevant licences or permits) in relation to:

(i)	the Premises; and

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(ii)	the use, storage, handling, release, treatment, manufacturing, processing, deposit, transporting and disposal (including into any Service Media) of any Dangerous Goods and/or Hazardous Substances in, on or about the Premises to the extent such Dangerous Goods and/or Hazardous Substances are permitted on the Premises by the Landlord in writing, and necessary and consistent with the Tenant’s Permitted Use herein;

(c)	Without prejudice to the generality of other provisions under this Clause 3.18.1 (Dangerous Goods and Hazardous Substances), the Tenant shall obtain all licences, approvals or permits as may be required by the Government or other competent authority in connection with the Tenant’s use or occupation of the Premises prior to the commencement of such use or occupation and maintain the same in full force and effect and in all respects comply with the terms and conditions thereof throughout the Term of the Lease;

(d)	To ensure that no release, leakage, discharge, spill, disposal or emission of Dangerous Goods and/or Hazardous Substances will occur at, in, on, under or about the Premises;

(e)	To forthwith advise the Landlord:

(i)	of any leakage, discharge, spill, disposal or emission of Dangerous Goods and/or Hazardous Substances at, in, on, under or about the Premises;

(ii)	of all claims against the Tenant relating to the presence of any Dangerous Goods and/or Hazardous Substances on, under or about the Premises, the Building, or any property in close proximity to the Premises or the Building; and

(iii)	upon receipt by the Tenant of any letter, notice, warning or any other form of communication from any government authority in relation to breach (whether potential or actual) of any SHE Laws by the Tenant;

(f)	Without prejudice to the generality of any provision of this Lease, the Tenant shall indemnify and hold harmless the Landlord and the Landlord’s directors, officers, employees, advisors, agents, and representatives from and against any and all claims, damages, fines, judgments, penalties, costs, expenses or liabilities (including, without limitation, any and all sums paid for settlement of claims, legal fees, consultant and expert fees) arising, during or after the Term suffered by the Landlord as a direct or indirect result of the presence or suspected presence of Dangerous Goods and/or Hazardous Substances in, on, or about the Premises, the Building, or any property in close proximity to the Premises or the Building arising from or in connection with:

(i)	the breach of this Clause 3.18.1 (Dangerous Goods and Hazardous Substances) by the Tenant, or

(ii)	any act, omission, neglect or default (irrespective of whether wilful or not) of the Tenant or the Tenant’s employees, servants, contractors, agents, invitees or visitors;

(g)	In the event of any contamination of or any leakage or migration of any Dangerous Goods and/or Hazardous Substances to any part of the Premises or the adjacent areas or the soil or surface or ground water or otherwise, the Tenant shall, at the Tenant’s own cost, forthwith take all such measures or remedial action as deem appropriate in compliance with the SHE Laws and all or any directions and regulations from the government authorities. The Tenant shall cooperate fully with the Landlord, and provide such documents, affidavits and information as may be requested by the Landlord (i) to comply with any applicable laws and regulations; (ii) to comply with the request of any lender, purchaser or tenant; and/or (iii) for any other reason which the Landlord shall deem necessary in its absolute discretion;

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(h)	In addition to any other remedies which the Landlord may have under this Lease, the Landlord may at any time and forcibly if necessary, enter upon the Premises and take such action as the Landlord shall deem necessary to ensure compliance with all laws and regulations insofar as it affects the Premises. All costs and expenses in connection therewith or incidental thereto shall be payable by the Tenant to the Landlord forthwith on demand and will bear interest at the Prescribed Rate calculated from the date of demand until the date of payment; and

(i)	Upon the Landlord’s request, the Tenant shall at its own cost produce evidence to the satisfaction of the Landlord that the provisions of this Clause 3.18.1 (Dangerous Goods and Hazardous Substances) and Clause 3.8(d) (Use) have been complied with by the Tenant;

(j)	The Tenant shall within such period as determined by the Landlord submit to the Landlord environmental management guideline(s) acceptable to the Landlord and shall immediately upon the Landlord’s request submit to the Landlord revised environmental management guideline(s) acceptable to the Landlord and shall provide the Landlord with such information (the Landlord keeping such information confidential) as the Landlord shall require at its sole and absolute discretion in relation to such environmental management guideline(s) or revised environmental management guideline(s) (as the case may be). Such environmental management guideline(s) and revised environmental management guideline(s) shall include, but not limited to, the policies, rules and regulations governing the Tenant’s environmental obligations under this Lease and the Tenant’s engagement to reduction of energy consumption and carbon emission. The Tenant shall implement such environmental management guideline(s) or revised environmental management guideline(s) (as the case may be) throughout the Term;

(k)	The Tenant shall from time to time and within such period as determined by the Landlord provide the Landlord with information and data (the Landlord keeping and procuring the Manager to keep such information and data confidential) which the Landlord deems necessary at its sole and absolute discretion in respect of the use and consumption of energy at the Premises and the production and recycling of waste by the Tenant. The Tenant agrees that the Landlord and/or the Manager shall be entitled to use such information and data for such purposes (including without limitation for management or operation of the Development and/or the Building, minimizing environmental impact and statistics) as the Landlord deems necessary at its sole and absolute discretion. Without prejudice to the foregoing, it is agreed by the parties hereto that the Landlord and the Tenant shall comply with the requirement (if any) for sharing or providing information on the use and consumption of energy at the Premises as set out in the Tenant’s Handbook;

(l)	The Tenant shall, if requested by the Landlord, within such period as determined by the Landlord install separate meters and/or sub-meters of Utilities compatible with the central energy monitoring system(s) (or other system(s) of similar nature) of the Development and/or the Building at the Premises in accordance with the Tenant’s Handbook to the satisfaction of the Landlord; and

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(m)	The Tenant shall comply with the requirement in respect of office waste disposal, recycling and storage and collection of recyclable products in accordance with the Tenant’s Handbook.

3.18.2	Laboratory Safety

(a)	To comply with, and to cause all of the Tenant’s contractors, licensees, invitees, agents and employees to comply with the Handbooks and Manuals, Safety Rules, all laws and regulations and all safety requirements associated with the laboratory environment as adopted by the Landlord from time to time;

(b)	(If applicable) For the better observance of the Tenant’s obligations under this Clause 3.18.2 (Laboratory Safety), the Tenant shall forthwith and simultaneously with the execution and return of this Lease sign and return the Declaration. Upon signature and return, the Declaration shall form part and parcel of this Lease;

(c)	To forthwith advise the Landlord:

(i)	of any non-compliance with any laws and regulations, Safety Rules, codes of practice, international standards and standard required under the Handbooks and Manuals at or in the Premises;

(ii)	of any claims made against the Tenant as a consequence of such non-compliance; and

(iii)	the steps that the Tenant proposes to take to allay or rectify such non- compliance.

(d)	Without prejudice to the generality of any provision of this Lease, the Tenant shall indemnify and hold harmless the Landlord and the Landlord’s directors, officers, employees, advisors, agents, and representatives from and against any and all claims, damages, fines, judgments, penalties, costs, expenses or liabilities (including, without limitation, any and all sums paid for settlement of claims, legal fees, consultant and expert fees) arising, during or after the Term suffered by the Landlord as a direct or indirect result of the Tenant’s non- compliance or non-observance of the Safety Rules, the Handbooks and Manuals, or arising from or in connection with the breach of this Clause 3.18.2 (Laboratory Safety) by the Tenant;

(e)	In the event of any loss or damage to any part of the Premises or the adjacent areas or the soil or surface or ground water or otherwise, the Tenant shall, at the Tenant’s own cost, forthwith take all such measures or remedial action as may be necessary or appropriate in compliance with the Handbooks and Manuals and Safety Rules. The Tenant shall cooperate fully with the Landlord, and provide such documents, affidavits and information as may be requested by the Landlord (i) to comply with the Handbooks and Manuals and the Safety Rules; (ii) to comply with the request of any lender, purchaser or tenant; and/or (iii) for any other reason which the Landlord shall deem necessary in its absolute discretion;

(f)	In addition to any other remedies which the Landlord may have under this Lease, the Landlord may at any time and forcibly if necessary, enter upon the Premises and take such action as the Landlord shall deem necessary to ensure compliance with the Handbooks and Manuals and the Safety Rules. All costs and expenses in connection therewith or incidental thereto shall be payable by the Tenant to the Landlord forthwith on demand and will bear interest at the Prescribed Rate calculated from the date of demand until the date of payment;

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(g)	Upon the Landlord’s request, the Tenant shall at its own cost produce evidence to the satisfaction of the Landlord that the provisions of this Clause 3.18.2 (Laboratory Safety), whether in addition to the Declaration (if applicable) or otherwise, have been complied with by the Tenant;

(h)	(If applicable) Any subsequent amendment or revision to the Declaration shall require the Landlord’s prior written approval or consent; and

(i)	(If applicable) Any failure or refusal to return the Declaration shall be regarded as a breach of this Lease entitling the Landlord to terminate this Agreement and to exercise its rights and remedies hereunder in relation to such breach.

3.19	Review of Service Charges

(a)	If at any time the costs of providing the Services have increased, the Landlord may on one month’s notice increase the Service Charges by an appropriate amount to reflect such increase in cost and thereafter such increased Service Charges shall then be payable, and the Landlord’s assessment of the appropriate increase shall be conclusive (save in case of manifest error) PROVIDED THAT:

(i)	if the Tenant is the only tenant of all the lettable unit(s) of the Building it shall pay all Service Charges attributable to the Building; and

(ii)	if there are any lettable units in the Building which are unlet, the Landlord shall bear the Service Charges attributable to those units.

(b)	Further increases in the Service Charges may be made in accordance with Clause 3.19(a) after an earlier notice of increase has become operative.

4.	LANDLORD’S AGREEMENTS

The Landlord agrees with the Tenant (subject to the Tenant duly paying the Rent and Service Charges and not breaching this Lease) as follows:

4.1	Quiet Enjoyment

Subject to Clause 2.3 (Demise) and Clause 3.1 (Rent, Service Charges and Other Payments), the Tenant may have quiet possession and enjoyment of the Premises during the Term without any interruption by the Landlord or anyone lawfully claiming under through or in trust for the Landlord provided that any noise or disturbance suffered by the Tenant arising from the ordinary use of adjoining premises shall not be a breach of this Clause.

4.2	Property Tax

To pay any property tax relating to the Premises.

4.3	Services

To use best endeavours to procure that the Manager provides such of the Services at such times and in such manner as the Landlord shall in its discretion deem necessary or desirable in the interests of the Development.

4.4	Environmental Management

To, as far as reasonably and commercially practicable:

(a)	assess the indoor environmental quality by carrying out an annual indoor air quality test to determine whether the indoor air quality of the Building satisfies the “Good” class Indoor Air Quality certification standard set by the Environmental Protection Department of the Government;

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(b)	use paint, sealants, and adhesives at the Building and the Development that contain no or low-emission materials, or low levels of volatile organic compounds, and the Landlord’s building consultant will monitor the use of such paint, sealants and adhesives in accordance with the Tenant’s Handbook, including those used by the Tenant for fitting-out purposes;

(c)	provide an efficient waste management system by:

(i)	providing facilities and receptacles for storage and collection of waste and recyclables such as paper, cardboard, aluminium cans; and

(ii)	providing facilities for recycling toner cartridges, fluorescent bulbs, batteries, and mobile phones; and

(d)	use reasonable endeavours to:

(i)	procure the Manager to implement an environmental management plan in relation the Building;

(ii)	ensure that the four key types of building services installation, namely the air- conditioning installation, the lighting installation, the electrical installation and the lift and escalator installation, in the Building comply with the design standards of the Building Energy Code published from time to time by Electrical and Mechanical Services Department; and

(iii)	carry out energy audit for the four key types of building services installation in the Building as mentioned in Clause 4.4(d)(ii) hereof every 10 years in accordance with the Energy Audit Code published from time to time by Electrical and Mechanical Services Department or at such other intervals as therein provided.

5.	DEPOSIT

The parties hereto agree that the terms and conditions set out in Part 2 of Schedule 4 shall apply to this Lease and shall be deemed to be incorporated in and form an integral part of this Lease.

6.	TENANT’S WARRANTIES

The Tenant warrants to the Landlord that, as at the date hereof and for the continuance of this Lease:

6.1	all information contained in the Application, the Declaration (if applicable) and the Business Update Documents is and will remain true, complete and accurate, and if any such information has changed, it will notify the Landlord of such change with full details in writing as soon as practicable for approval, which approval may be given or withheld at the Landlord’s sole discretion.

6.2	the Tenant will remain to be duly incorporated and validly existing under the laws of incorporation in its jurisdiction.

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7.	FURTHER PROVISIONS

7.1	Re-entry

If:

(a)	any part of the Rent, Service Charges, Government rent and rates or any other sum payable under this Lease is unpaid for 14 days after becoming due (whether formally demanded or not);

(b)	the Tenant commits any breach of this Lease; or

(c)	the Tenant is insolvent which for the purposes of this Lease means:

(i)	the Tenant becomes bankrupt or goes into liquidation or a receiving order is made against it;

(ii)	a receiver is appointed in respect of any of the Tenant’s assets;

(iii)	possession of any of the Tenant’s assets is taken by a chargee or mortgagee;

(iv)	any distress or execution is levied on the Premises or on any of the Tenant’s assets;

(v)	the Tenant stops or suspends payment of its debts or is unable or admits it is unable to pay them;

(vi)	the Tenant enters into a scheme of arrangement with its creditors;

(vii)	the Tenant stops or suspends the carrying on of its business or threatens to do so;

(viii)	the Tenant fails to satisfy any judgment given in any action against it unless such judgment has been appealed within the requisite time limit and that appeal has not yet been disposed of; or

(ix)	any other similar event, action or proceeding occurs or is taken in respect of the Tenant in any jurisdiction;

the Landlord may, without prejudice to the Landlord’s other rights and remedies, at any time re-enter the Premises or any part of them in the name of the whole whereupon this Lease shall end, but any right of action of the Landlord under this Lease (including without limitation to the Landlord’s right to demand payment and claim against the Tenant for all the remaining rent and other payments due and payable by the Tenant under this Lease for the remaining unexpired Term of this Lease) shall be preserved. The Landlord may exercise its rights under this Clause

7.1	(Re-Entry) by serving written notice on the Tenant without physically entering the Premises notwithstanding any statutory or common law provision to the contrary.

7.2	Tenant’s Property

If, after the Tenant has vacated the Premises at the expiry of the Term, the Tenant leaves any property at the Premises or in the Common Parts, the Tenant shall be deemed to have abandoned such property and the Landlord may remove and sell or otherwise dispose of that property. The Tenant shall indemnify the Landlord against any liability incurred by the Landlord to any third party whose property is sold by it in the mistaken belief, held in good faith, (which is to be presumed unless the contrary is proved) that the property belongs to the Tenant. All proceeds of sale shall belong to the Landlord absolutely. The Tenant shall indemnify the Landlord against any damage occasioned to the Premises and the Common Parts (or either of them) and any losses caused by or related to the presence of the property in the Premises and the Common Parts (or either of them).

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7.3	Destruction of Premises

If:

(a)	the Premises or any substantial part of them are rendered unfit for the Permitted Use or inaccessible by any cause other than as a direct or indirect result of the Tenant’s or any of the Tenant’s employees’, visitors’, licensees’, agents’, servants’ or contractors’ act, neglect or default and if any policy of insurance effected by the Landlord has not been vitiated or payment of the policy money refused in whole or in part due to any act, neglect or default of the Tenant or its contractors, servants, agents, visitors, employees or licensees; or

(b)	any order is issued by the Government or any competent authority preventing or restricting the use of the Premises or any substantial part of them other than due to any act, neglect or default of the Tenant or its employees, visitors, licensees, agents, servants or contractors, then

(i)	the Rent and Service Charges or a fair proportion of them according to the nature and extent of the damage sustained or order made (the Landlord’s determination of which being binding on the Tenant) shall after the expiration of the month in which the damage was sustained or which the order was made (as the case may be) cease to be payable until the Premises have been again rendered fit for the Permitted Use and accessible or such order has been complied with (as the case may be); and

(ii)	if the Premises have not been rendered fit for the Permitted Use and accessible or such order has not been complied with within six months of the damage or date when such order become operative (as the case may be) either party may end this Lease by giving not less than one month’s notice in writing to the other party but any right of action which either party may have against the other under this Lease shall remain.

Provided that the Landlord shall be under no obligation to reinstate the Premises or comply with such order.

7.4	Out of Service Hours Air Conditioning

Air-conditioning to the Premises outside the Service Hours, if applicable, shall be available if the Tenant so requests in accordance with the procedure set out in the Tenant’s Handbook, subject to the Tenant paying the applicable out of Service Hours air conditioning charges for supplying air- conditioning to the Premises and any area(s) (whether or not it forms part of the Common Parts) in the Building which the Tenant has the right to use under this Lease and the electricity fees for all equipment (including without limitation the air handling unit(s) (if any) for supplying air- conditioning to the Premises and/or such area(s) exclusively) in connection with air- conditioning supply to the Premises and/or such area(s) both specified by the Landlord from time to time.

7.5	Change of Name

The Landlord shall from time to time during the Term be entitled to change the name of the Building and/or the Development or any part of it, and the Landlord shall not be liable for any costs or expenses incurred by the Tenant as a result of such change.

7.6	Signs

The Tenant shall pay the Landlord within 14 days of demand the reasonable cost of affixing, repairing or replacing the Tenant’s name in lettering on the directory board at the entrance to the Building and on the directory board on the floor on which the Premises are situated.

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7.7	Waiver

(a)	No condoning, excusing or overlooking by the Landlord of any default or breach on the part of the Tenant, and no failure or delay by the Landlord in exercising any right, power or remedy provided by law or under this Lease, shall operate as a waiver of such right, power or remedy, nor shall any single or partial exercise preclude any other or further exercise thereof or the exercise or enforcement of any other right, power or remedy. The rights, powers and remedies provided in this Lease are cumulative and not exclusive of any rights, powers and remedies provided by law.

(b)	No waiver of any right, power or remedy of the Landlord shall:

(i)	be valid unless signed by the Landlord in writing and containing an express statement that it is a waiver pursuant to this Clause 7.7(b); or

(ii)	be inferred from or implied by anything done (including the acceptance by the Landlord of Rent and/or other amounts payable under this Lease) or omitted to be done by the Landlord unless expressed in writing and agreed by the Landlord.

(c)	Any consent given by the Landlord shall operate as a consent only for the particular matter to which it relates and not as a general waiver or release of any of the provisions of this Lease nor shall it be construed as dispensing with the necessity of obtaining the specific consent of the Landlord in future, unless expressly so provided.

7.8	Legal Costs, Stamp Duty and Other Fees

(a)	The stamp duty payable on this Lease shall be borne by the parties in equal shares but the land registration fee (if any) shall be paid by the Tenant. The Tenant shall also pay one half of the Landlord’s solicitor’s costs for the preparation and completion of this Lease unless:

(i)	the Tenant instructs its own solicitor, in which event, each party shall pay its own solicitors’ costs for the preparation, approval and completion of this Lease; or

(ii)	the Tenant, being legally unrepresented, accepts this Lease prepared by the Landlord’s solicitors in full without proposing any amendments. For the avoidance of doubt, the Tenant shall still be responsible to pay one half of the Landlord’s solicitor’s costs if the Tenant in this case, requests for amendments to the draft of this Lease but finally agrees to withdraw all of them and accepts the draft of this Lease in full. Notwithstanding the foregoing, the Tenant acknowledges and confirms that the Landlord’s solicitors do not represent the Tenant in any way whatsoever in respect of this Lease.

(b)	In addition to any other rights or remedies the Landlord may have under this Lease, the Tenant shall pay to the Landlord, on demand, all of the Landlord’s solicitor’s and/or counsel’s fees and court fees and costs (on full indemnity basis) and any other fees paid, as a debt, incurred by the Landlord as a direct or indirect result of any breach by the Tenant of this Lease.

(c)	In the event of any early termination of this Lease by the Tenant (whether or not previously agreed by the Landlord), the Tenant shall, as required by the Landlord, enter into a surrender agreement in the form prescribed by the Landlord and pay all the costs and expenses for preparation and completion of such surrender agreement including but not limited to the Landlord’s solicitor’s costs in relation thereto and the stamp duty and/or adjudication fee payable on such surrender agreement and the land registration fee (if any).

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7.9	Notices

(a)	Any notice required to be served under this Lease shall be sufficiently served if delivered to or dispatched by post to or left at the respective addresses of the parties set out in this Lease or any other address in Hong Kong notified from time to time to the other party in accordance with this Clause, or in the case of the Tenant at the Premises;

(b)	Any notice, demand or other communication required to be served under this Lease shall be in writing delivered personally or by prepaid letter or facsimile transmission, and (in the case of a facsimile transmission) confirmed by letter delivered personally or sent by prepaid mail within 24 hours of despatch of such facsimile transmission provided that no failure to deliver or dispatch and no delay of dispatching such confirmatory letter shall affect the original notice given;

(c)	Any notice served pursuant to this Clause 7.9 (Notices) shall be deemed to have been served:

(i)	if delivered personally, on the first Working Day following the delivery;

(ii)	if sent by prepaid letter, on the first Working Day following the delivery; and

(iii)	if sent by facsimile transmission, on the first Working Day following successful transmission; and

(d)	In proving service in the case of facsimile transmission, it shall be sufficient proof that it was properly addressed and successfully transmitted to the correct number.

(e)	Unless otherwise approved by the Landlord in writing, the Tenant shall not use or allow or permit the address of the Premises to be used as the registered office, correspondence address or place or places of business of any other party save and except the Tenant.

7.10	No Warranties

(a)	The Landlord does not represent or warrant that the Premises are suitable for the Permitted Use and the Tenant must satisfy itself that the Premises are suitable for the Permitted Use.

(b)	The Tenant acknowledges that it has duly inspected and is satisfied with the Premises and accepts the Premises on an “as is” basis.

(c)	This Lease supersedes any and all previous agreements between the parties and constitutes the entire agreement between them and there are no other express terms (whether oral or in writing) or implied terms agreed between them. All representations, warranties, statements or agreements, whether made orally or in writing, prior to and simultaneously with the grant of this Lease relating to any of the matters referred to herein are hereby waived, negated and excluded unless otherwise agreed or confirmed by the parties in writing after the date of this Lease or expressly set out in this Lease.

(d)	The Tenant acknowledges that in entering into this Lease, it is not relying upon any representation, warranty, statement or agreement, undertaking, promise or assurance made or given by the Landlord or any other person, whether or not in writing, at any time prior to or simultaneously with the grant of this Lease which is not expressly set out in this Lease.

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(e)	The Landlord does not represent or warrant that there exists any or adequate insurance (if any) against fire or any other risks in respect of the Building or the property of the Tenant or the Tenant’s contractors, servants, agents, employees, visitors or licensees.

(f)	So far as the law allows, the Tenant is not entitled to any rights affecting the Building or the Development and nothing in this Lease shall confer on the Tenant any right mentioned or referred to in Section 16(1) of the Conveyancing and Property Ordinance (Cap.219) other than those expressly set out herein.

7.11	Illegality or Unenforceability

Any provision of this Lease prohibited by or rendered unlawful by or unenforceable under any applicable law actually applied by any court of competent jurisdiction shall, to the extent required by such law, be severed from this Lease and rendered ineffective insofar as it is possible without modifying the remaining provisions of this Lease. Where, however, the provisions of any such applicable law may be waived, they are hereby waived by the parties to the full extent permitted by such law to the intent that this Lease shall be valid and binding and enforceable in accordance with its terms.

7.12	Distraint

For the purposes of Part III of the Landlord and Tenant (Consolidation) Ordinance or any statutory modification or re-enactment thereof, the Rent and Service Charges shall be in arrears if not paid in accordance with Clause 3.1 (Rent and Service Charges and Other Payments).

7.13	Release of Obligations

Subject to Paragraph 5 of Part 2 of Schedule 4 (if applicable), the Tenant agrees that in the event that the Landlord disposes of its interest in the Premises, the Landlord shall be released from all its obligations, liabilities or covenants under this Lease notwithstanding any rule of law to the contrary and the Tenant agrees not to bring any claim or proceedings against the Landlord in respect of any of the Landlord’s obligations, liabilities or covenants hereunder.

7.14	Disclosure of Information

The Tenant agrees that the Landlord may disclose the information contained in this Lease, the Application, the Declaration (if applicable) and the Business Update Documents to the Manager, assignee, mortgagee, potential assignee or potential mortgagee of the Premises or Government department or third party reasonably requiring such information.

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7.15	Sale, demolition and refurbishment

(a)	Notwithstanding any provision to the contrary contained in this Lease, if the Landlord shall at any time resolve to demolish, re-build, renovate, refurbish or sell, assign or transfer the Premises or the Building or any part thereof to any person, company, organization or the Government or enter into any agreement for the sale or assignment or transfer of the Premises or the Building or any part thereof or shall resolve to develop or redevelop the Building or any part thereof (whether or not together with any adjoining or neighbouring property or sites and/or property or sites in the vicinity of the Building) or to have a change of user of the Building or any part thereof (which intention shall be sufficiently evidenced by a copy of the resolution of its board of directors certified by its secretary to be a true and correct copy) then in such event the Landlord shall be entitled to give not less than 180 days’ notice in writing to the Tenant to terminate this Lease, and immediately upon the expiration of such notice this Lease shall be determined absolutely and the Tenant shall deliver vacant possession of the Premises to the Landlord but without prejudice to the rights and remedies of either party against the other in respect of any antecedent claim or breach of any of the covenants restrictions stipulations or conditions herein contained. The Tenant shall not be entitled to claim against the Landlord for any damages or compensation whatsoever arising from or incidental to the termination pursuant to this Clause nor any allocation to other unit(s) in the Building or other premises owned by the Landlord. For the avoidance of doubt, the expression “Landlord” in this clause shall include the Landlord’s successors in title and this clause shall enure for the benefit of the Landlord’s successors in title.

(b)	It is also agreed and declared that notwithstanding any other provision herein and notwithstanding any law to the contrary, any option to renew (as mentioned in this Lease) (if any) shall (whether the same shall have been exercised by the Tenant or not) extinguish and determine and/or any unexpired or unused rent-free period(s) (if any) granted to the Tenant shall be cancelled upon the service of the notice of termination pursuant to this sub- clause (whether the same shall have been exercised by the Tenant or not) and the Tenant shall deliver vacant possession of the Premises to the Landlord upon expiration of the said notice or upon expiration of the Term (whichever is the earlier). The Tenant shall not be entitled to any claim against the Landlord for any damages or compensation or any relief against such extinguishment or determination of such option to renew and/or any rent-free period(s).

(c)	“Demolish” and/or “Rebuild” for the purposes of this Clause shall mean the demolition and/or rebuilding of the whole of the Building or a substantial part or parts (but not necessarily a major part) thereof whether or not including any main walls exterior walls or roof of the Premises and whether or not any part thereof is to be re-built or reconstructed in the same or any other manner. “Renovate” or “Refurbish” or “Develop” or “Re-develop” may or may not include demolition of the Building or any part thereof.

7.16	Governing Law

(a)	This Lease shall be governed by and construed in accordance with the laws of Hong Kong and the parties shall submit to the non-exclusive jurisdiction of the courts of Hong Kong.

(b)	Notwithstanding Clause 7.16(a) above, the Tenant agrees that the Landlord shall have the option of commencing arbitration against the Tenant in Hong Kong in relation to any dispute, controversy or claim arising out of or relating to this Lease (including the existence, validity, interpretation, performance, breach or termination thereof) or any dispute regarding non-contractual obligations arising out of or relating to it (collectively called “Disputes”) and in the event that the Landlord exercises such option of arbitration, such Dispute shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (the “HKIAC”) under the Hong Kong International Arbitration Centre Administered Arbitration rules (the “Rules”) in force when a Notice of Arbitration is submitted by the Landlord in accordance with the Rules. The seat of arbitration shall be Hong Kong. The number of arbitrator shall be one (1). The arbitrator appointed shall be member of the Panel of Arbitrators of HKIAC. The arbitral proceedings shall be conducted in English. The decision of the arbitrator shall be final and binding on the parties (including any decision on his fees). All the cost and expenses of and in relation to such arbitration (including but not limited to the fees of the arbitrator) shall be borne and paid by the parties in such proportions as the arbitrator shall determine.

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(c)	For avoidance of doubt, the Tenant further agrees that the option of commencing arbitration stipulated in Clause 7.16(b) above is only available for exercise and can only be exercised by the Landlord but not the Tenant.

7.17	No Premium

The Tenant acknowledges that no fine, premium, key money or other consideration has been paid by the Tenant to the Landlord for the grant of this Lease.

7.18	Amendments

This Lease may only be varied or modified by a supplemental lease or other document signed by all the parties hereto. No provision of this Lease may be waived, discharged or terminated orally, except only by an instrument in writing signed by the parties against whom enforcement of the waiver, discharge or termination is sought.

7.19	Landlord’s Fixtures and Fittings

(a)	The Premises includes the Landlord’s furniture, fixtures, fittings and appliances particulars of which are set out in Part 2 of Schedule 3 (if applicable) (collectively, “Landlord’s Fixtures and Fittings”).

(b)	The Tenant undertakes and agrees with the Landlord that:

(i)	The Tenant shall take all reasonable precaution and exercise due care in the use of the Landlord’s Fixtures and Fittings and shall be solely responsible for the maintenance and repair of the same;

(ii)	Save and except with the prior written consent of the Landlord and save and except for the purpose of necessary repairs, no part of the Landlord’s Fixtures and Fittings shall be removed from the Premises and no part of the Landlord’s Fixtures and Fittings shall be altered in structure or design in any manner whatsoever;

(iii)	At the termination or sooner determination of the Term created by this Lease, the Tenant shall deliver up to the Landlord vacant possession of the Premises together with the Landlord’s Fixtures and Fittings in good and tenantable repair and condition (fair wear and tear only excepted);

(iv)	Whenever any of the Landlord’s Fixtures and Fittings is damaged, lost or destroyed due to the act, default or negligence of the Tenant, the Tenant shall forthwith at its own cost and expense make good, repair, replace or reinstate the same to the reasonable satisfaction of the Landlord;

(v)	If the Tenant shall fail to or refuse to make good, repair, replace or reinstate (as the case may be) the same, the Landlord shall be entitled to deduct from the Deposit any amount representing the Landlord’s cost and expenses for making good, repairing, replacing or reinstating the same; and

(vi)	The Tenant shall indemnify the Landlord against all claims and demands made by any person against the Landlord and all losses and damages to person or property sustained by the Landlord or any other person caused by or through or in any way owing to the breach or non-observance by the Tenant of the terms and conditions herein on the part of the Tenant to be complied with and performed in connection with the Landlord’s Fixtures and Fittings.

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7.20	Counterpart

This Lease may be executed in as many counterparts as may be necessary and each such counterpart agreement so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

7.21	Special Conditions

The parties hereto agree that the terms and conditions set out in Schedule 8 (if applicable) shall apply to this Lease and shall be deemed to be incorporated in and form an integral part of this Lease. In the event of conflict between such terms and conditions and other terms and conditions of this Lease, such terms and conditions as set out in Schedule 8 shall prevail.

7.22	Option to Renew and Rent Review

The parties hereto agree that the terms and conditions set out in Schedule 5 (if applicable) shall apply to this Lease and shall be deemed to be incorporated in and form an integral part of this Lease.

8.	GUARANTOR

The parties hereto agree that the terms and conditions set out in Schedule 6 (if applicable) shall apply to this Lease and shall be deemed to be incorporated in and form an integral part of this Lease.

9.	PROCESS AGENT

The parties hereto agree that the terms and conditions set out in Schedule 7 (if applicable) shall apply to this Lease and shall be deemed to be incorporated in and form an integral part of this Lease.

10.	CONTRACTS (RIGHTS OF THIRD PARTIES) ORDINANCE

Notwithstanding that a term of this Lease purports to confer a benefit on any person who is not a party to this Lease, a person who is not a party to this Lease shall have no rights under the Contracts (Rights of Third Parties) Ordinance (Cap.623) to enforce or enjoy the benefit of any provisions of this Lease.

EXECUTED on the day first above written.

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SCHEDULE 1

Particulars

BUILDING:	Building 8W at Phase Two of Hong Kong Science Park, Pak Shek Kok, New Territories, Hong Kong (Tai Po Town Lot No. 182).

ADVANCE PAYMENT:	HK$118,341.12 i.e. one month’s Rent, Service Charges and Government rent and rates.

PERMITTED USE:	Research and development of products, services and processes including engineering and advanced manufacturing (but not mass production) in accordance with the cluster(s) of use as stated in the Application and/or the Business Update Documents and related customer support, sales and marketing services, and for the avoidance of doubt, the Tenant’s use of the Premises must be in strict compliance with all laws and regulations and all provisions of the Government grant under which the Landlord holds the Premises.

INSURANCE AMOUNT:	HK$30,000,000.00

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SCHEDULE 2

Service Charges

SERVICE CHARGES:	HK$27,724.80 per calendar month which is subject to increase by the Landlord in accordance with this Lease. For the avoidance of doubt, Service Charges include air-conditioning charges for the supply of the air-conditioning during the Service Hours payable by the Tenant in accordance with the provisions of this Lease and the Tenant’s share of monthly premiums costs and disbursements payable in respect of the Owner’s Control Insurance Policy mentioned in Clause 3.6 of this Lease.

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SCHEDULE 3

Part 1

Landlord’s Provisions

Disclaimer: All the information in the schedule below is subject to change without further notice.

Landlord’s Provisions for Building 8W No.8 Science Park West Avenue

1.	Building Function	Office and laboratory Building
2.	Total Gross Floor Area (m’) (4/F Omitted)	25,225 (Common lift core for two buildings)

3.	Gross Floor Area per floor (m’) (4/F omitted)	G/F: 5,766 l/F: 3,310 2/F: 3,189 3/F: 3,418 5/F: 3,368 6/F: 3.409 7/F: 2.765

4.	Number of Storeys	1 level of Basement for carparking & E&M services

1 level of Retail/restaurant at G/F (parts of G/F of both Building 8W and Building l0W along Park Arcade)

2 levels of Technical Laboratory + 2 levels of Interstitial E&M services zone (parts of G/F and l/F at West Wing of both Building 8W and Building l0W)

4 levels of Office for East Wing of Building l0W, 5 levels for Building 8W or 6 levels for East Wing of Building 8W

3 levels of business center or club house (East Wing of Building 10W)

Roof and upper roof for E&M services

5.	Height of Building	46.5 mPD (excluding Roof Top structures)

6.	Total Lettable Floor Areas (m’)	Refer to Lettable Floor Areas Calculations

7.	Slab to Slab Floor Height for Laboratory Floors	West Wing of Building 8W G/F and l/F: 7m, 4.1m (under E/M interstitial floor)

	Structural Clearance and False Ceiling Height (m) for Laboratory Floors	- Lab Corridor (G/F)

structural clearance between floor slab and underside of RC soffit of interstitial floor — 3.5m clear false ceiling height — 2.9m

- Laboratory (G/F)

structural clearance between floor slab and underside of waffle slab above — 6.1 m

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- Lab Corridor (1/F)

structural clearance between floor slab and underside of RC soffit of interstitial floor — 3.5m clear false ceiling height —2.9m

- Laboratory ( 1/F)

structural clearance between floor slab and underside of waffle slab above — 6.6m

8.	Slab to Slab Floor Height (m) for R&D Office Floors. and Data Centre	West Wine of Building 8W (R&D Offices) 2/F-7/F: 4.5m
West Wing of Building 8W (Data Centre)
2/F = 4.5m
3/F = 4.5m

East Wine or Building 8W (R&D Offices)
Part l/F: 7.5m
2/F — 7/F: 4.5m

9.	Finish Floor to Ceiling Height (m) — R&D	West Wing of Building 8W (R&D Offices)
	Office Floors and, Data Centre	2/F-7/F: 2.7m
Building 15 Part l/F: 4.5m
West Wing of Building 8W (Data Centre)
2/F = 3.40m
3/F = 3.40m
(from the top of floating slab to the underside of the beam)

10.	Loading of Floor Slab at Lettable Laboratory Space	15 kPa. (West Wing of Building 8W, G/F &1/F only)

Superimposed Dead Load:

●	Floor finishes: 0.6 kPa
●	Ceiling: N/A (G/F); 0.25 kPa (l/F)
●	Services: N/A (G/F); 0.5 kPa (l/F)

11.	Loading of Floor Slab at Lettable R&D Office Space, Data Centre and Retail	West Wing of Building 8W (R&D Offices)
2/F-7/F:
5 kPa
Superimposed Dead Load:

●	Floor finishes: 0.6 kPa
●	Services: 0.25 kPa
●	Ceiling : 0.25kPa

West Wing of Building 8W (Data Centre)
Superimposed Dead Load:

●	Floor finishes: 0.6 kPa
●	Services: 0.5 kPa
●	Ceiling : 0.25 kPa

Design Live Load
= 7.5 kPa

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12.	Loading of Raised Floor	West Wing of Building 8W (R&D Offices)
	at Lettable R&D Office Space and Floating Floor at Data Centre	2/F-7/F: Live Load: 5 kPa Self-weight: 1 kPa

West Wing of Building 8W (Data Centre) Live Load: 5 kPa
Self-weight: 1 kPa

Vibration resistance “Class B” Performance for Floating Floor.

Floating floor provided for typical data centre equipment installation, i.e. Server rack and CRAC units, to achieve vibration class of building (Tenants to notify Building Management for non-typical usage)

13.	Number of Dangerous Goods & Electronics Gases Storages, UPS room and Parking for Delivery Vehicle	N/A

14.	Façade

Office:

double glazed insulated glass unit w/ sun shading fins at office external wall, GMS screen wall at East Wing of Building 8W & Building 10W upper floors facing the auditorium

Other locations:

Stone cladding at G/F and l/F, low-e glazing, aluminium cladding, aluminium louvers, aluminium areofoils at various locations Auditorium: Aluminium cladding, low-e glazing

15.	Lifts	Passenger lift 6 nos l200kg / l6p Door 1100 x 2100 mm (Wx H) Service/fireman lift 1 no 2500kg Door 1800 x 2600mm (WxH) 1 no. l800kg Door 1600 x 2300 mm (WxH)

16.	Carparking	Basement Carpark

17.	Suspended Ceiling	Proprietary ceiling system for all rentable R&D office spaces (No suspended ceiling provided for laboratory spaces, Data Centre and Retails)

18.	Raised Access Flooring System	Proprietary type (bare type — no finish) provided for all rentable office spaces (No raised floor provided for laboratory spaces and Retail, l00mm thk RC floating slab for Data Centre)

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19.	Building core composition	■	Lifts and Lift Lobbies
		■	Common meeting rooms at alternate floors near common lift core areas
		■	Staircase
		■	Refuse Chutes
		■	Toilets/Pantry
		■	Plant rooms
		■	IT riser duct/room
		■	ELV riser duct/room
		■	Electrical meter room

20.	Technical gases / liquids provisions for the laboratories	R&D Office Space N/A Laboratory Space Nitrogen, vacuum, compressed air and D.I. Water

21.	Electricity Supply for tenant areas

l50VA/sqm for R&D Office

375VA/sqm for Laboratory

Dual busduct / cable risers for resilience provided

Data Centre (West Wing of Building 8W)

LVSW SB/14/5 with 3200A ACB

Emergency power backup by 3 nos. Generator 750kVa

22.	Small Power Distribution for tenant areas	150 mm x 75mm cable trunkings provided inside tenant space Data Centre (West Wing of Building 8W) Trunking to be installed by tenant

23.	Standby Power for the tenant areas	30W/sqm / 12-hour standby for R&D Office 60W/sqm / 12-hour standby for laboratory Data Centre (West Wing of Building 8W) Lighting requirement to be determined by tenant

24.	Separate earthing system for electrostatic discharge provided for tenant areas

Laboratory Space and R&D Office Space

Additional provision of three separate earth pits with empty ducts for electrostatic discharge and other uses for each of Building 8W and l0W.

Laboratory Space

A separate earth terminal on each floor for electrostatic discharge.

Data Centre (West Wing of Building 8W)

Earth terminal (3/F)

Clean earth terminal (3/F)

25.	Lighting in tenant areas

R&D Office Space

Low-glare fluorescent lighting panel. (integrated with photo sensor in building outer perimeter zone)

Illumination 500 lux (average) at desktop level.

Laboratory Space

No

Data Centre (West Wing of Building 8W)

Lighting and E-lighting to be provided by tenant

Existing lighting for OP inspection only, will be dismantle after tenant move in

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26.	Air-conditioning

R&D Office Spaces

A/C ducting & diffusers fitted to final positions, completed with VAV boxes. control zoned with thermostats.

Laboratory Spaces

Basic Air Handling Units (AHUs) provided in AHU room to achieve general air-conditioning (equivalent to Class 100,000 clean room requirement). No air side equipment is provided in tenant area. (Tenants to install their AHUs in the AHU room for their specific clean room requirement.)

Data Centre (West Wing of Building 8W)

100 mm CHWP (2/F & 3/F)

l00mm standby CHWP (2/F & 3/F)

27.	Fire Fighting Provisions	Fire hydrant / hose reel system and automatic sprinkler system. AFA for plant room. Data Centre (West Wing of Building 8W) Upper layer sprinkler only

28.	Security System

CCTV cameras in public area.

Smart card access control, burglar alarm and watchman tour system. Bio-metrics access control for specific locations.

Data Centre (West Wing of Building 8W)

Water alarm sensor at 2/F & 3/F

29.	Public Address System	Lift lobby, corridor and toilet. Data Centre (West Wing of Building 8W) Nil

30.	TV/Radio and SMATV Broadcast Reception	Up to splitter units at each floor ELV riser duct Data Centre (West Wing of Building 8W) Nil

31.	Telecommunications

IP Phone for Reception and Building Management Office.

Wireless network coverage for outdoor and G/F public area.

Indoor Mobile Services for Entrance Lobby. Lift car and Lift Lobby on each floor.

Structured Cabling linking up Telephone outlet, Fibre Optic outlet and Data / LAN outlet.

Data Centre (West Wing of Building 8W)

Nil

32.	Information Technology

Electronic Office Directory, Multimedia Display and Interactive Kiosk with network connectivity.

Intranet and Internet access.

Web-based video conference system.

VLAN assignment.

Video streaming system.

On-line reservation system.

Data Centre (West Wing of Building 8W)

Ni1

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33.	Pantry	Counter with sink, cold water and electric heater hot water supply and cupboard. Reserved water and drain connection points for tenants’ addition of their own pantries (for R&D office except 5/F of East Wing of Building 8W)

34.	Toilet

Fully fitted, incorporating paper towel, soap dispensers, refuse receptacles, hand dryers, cold water and electric heater for hot water supply, etc.

F & M toilets

Water closet with concealed cistern, wash basin, infrared wash basin mixer, wall basin faucet, wall basin faucet. wall mount urinal with sensor & partition, soap dispenser, hand dryer/ paper towel dispenser/ waste receptacle, toilet paper holder, sanitary napkin & tower receptacle, coat hook, cold water and electric heater for hot water supply for both Building 9W and Building 11W.

Disable toilets

Water closet with cistern, wash basin (with cold water and electric heater for hot water supply). basin mixer soap dispenser, toilet roll holder, handrails & folding grab rail, automatic hand dryer, waste receptacle, sanitary napkin & tower receptacle for both Building 9W and Building 11W.

35.	Chemical Drain	R&D Office Space N/A Laboratory Space Pipework only

36.	Fume exhaust	R&D Office Space N/A Laboratory Space Fume exhaust ductwork

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Part 2

Landlord’s Fixtures and Fittings

Not applicable.

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SCHEDULE 4

Deposit

Part 1

DEPOSIT:	HK$355,023.36 i.e. 3 months’ Rent, Service Charges and Government rent and rates (the latter two items based on 8% of the monthly rental) which is subject to increase in accordance with this Lease and payable by way of HK$355,023.36 in cash in the manner in accordance with this Schedule.

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Part 2

1.	Payment

On the date of this Lease, the Tenant shall pay to the Landlord the Deposit (in the amount of three months’ Rent, Service Charges and Government rent and rates) to secure compliance by the Tenant with this Lease. If there is any increase in the Rent, Service Charges and Government rent or rates during the Term the Tenant shall immediately pay to the Landlord a further sum so that the total Deposit equals three months’ Rent, Service Charges and Government rent and rates as so increased.

2.	Deduction

(a)	The Deposit shall be held by the Landlord during the Term without payment of any interest to the Tenant and the Landlord shall have the right (in addition to any other right or remedy) to deduct from the Deposit the amount of any Rent, Service Charges and other charges payable under this Lease and any losses sustained by the Landlord as the direct or indirect result of any breach by the Tenant of this Lease.

(b)	Without prejudice to the generality of Paragraph 2(a) of Part 2 of this Schedule above, in the event of any early termination of this Lease by the Tenant (save and except such early termination being previously agreed by the Landlord), the Deposit shall be absolutely forfeited to the Landlord but without prejudice to any other right or remedy hereunder of the Landlord including but not limited to right to claim damages for loss of rental as a result of the Tenant’s early termination of this Lease.

3.	Further Deposit

If any deduction is made by the Landlord from the Deposit during the Term the Tenant shall immediately following demand by the Landlord make a further deposit equal to the amount deducted and failure by the Tenant to do so shall entitle the Landlord to re-enter the Premises and to end this Lease without prejudice to any other rights or remedies the Landlord may have under this Lease.

4.	Repayment

At the expiry of the Term if there is no outstanding breach of this Lease by the Tenant the Landlord will repay the Deposit to the Tenant within 30 working days after the Tenant has given to the Landlord vacant possession of the Premises. If, however, there is any breach of this Lease by the Tenant which remains outstanding, the Landlord may apply the Deposit or an appropriate part of it towards remedying such breach insofar as this may be possible (in addition to any other right or remedy it may have) in which event the balance of the Deposit (if any) shall be repaid to the Tenant within 30 working days of the settlement of the last outstanding claim by the Landlord against the Tenant.

5.	Transfer

If at any time during the Term, the Landlord transfers its interest in the Premises, the Landlord may transfer to the new owner the Deposit (or the balance of it (if any) if the Landlord is entitled to exercise its right of deduction under this Lease). Upon such transfer, the Landlord (which in this context shall exclude its assigns) shall be released from any liability or obligation under this Lease to refund the Deposit or any balance of it to the Tenant and the Tenant shall be entitled only to claim a refund of the Deposit or the balance of it from the new owner.

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SCHEDULE 5

Option to Renew and Rent Review

Not applicable.

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SCHEDULE 6

Guarantor

Not applicable.

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SCHEDULE 7

Process Agent

Not applicable.

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SCHEDULE 8

Special Conditions

1.	The Tenant is fully aware and acknowledges that there is no partitioning wall between Unit 706 and Unit 707 and the Tenant agrees to take the Premises on an as-is condition. The parties hereto agree that the lease of the Premises is conditional upon the lease of the adjoining premises being Unit 706 of the 7th Floor of Building 8W, Phase Two, Hong Kong Science Park (the “Other Premises”) pursuant to the Lease dated even date herewith (the “Other Lease”) made between the Landlord and Mass Modules Limited (as tenant) (the “Other Tenant”) is in subsistence. Any breach of the provisions of this Lease by the Tenant shall be deemed to be a breach by the Other Tenant under the Other Lease.

2.	In case of inconsistencies of the Special Conditions in this Schedule and the terms of this Lease, the Special Conditions shall prevail.

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SCHEDULE 9

Equipment List

Not applicable.

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	7.5	Change of Name	28
	7.6	Signs	28
	7.7	Waiver	29
	7.8	Legal Costs, Stamp Duty and other Fees	29
	7.9	Notices	30
	7.10	No Warranties	30
	7.11	Illegality or Unenforceability	31
	7.12	Distraint	31
	7.13	Release of Obligations	31
	7.14	Disclosure of Information	31
	7.15	Sale, demolition and refurbishment	32
	7.16	Governing Law	32
	7.17	No Premium	33
	7.18	Amendments	33
	7.19	Landlord’s Fixtures and Fittings	33
	7.20	Counterpart	34
	7.21	Special Conditions	34
	7.22	Option to Renew and Rent Review	34
8.	GUARANTOR		34
9.	PROCESS AGENT		34
10.	CONTRACTS (RIGHTS OF THIRD PARTIES) ORDINANCE		34
SCHEDULE 1	Particulars		35
SCHEDULE 2	Service Charges		36
SCHEDULE 3	Landlord’s Provisions, Fixtures and Fittings		37
SCHEDULE 4	Deposit		44
SCHEDULE 5	Option to Renew and Rent Review		46
SCHEDULE 6	Guarantor		47
SCHEDULE 7	Process Agent		48
SCHEDULE 8	Special Conditions		49
SCHEDULE 9	Equipment List		50
EXECUTION			51

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APPENDIX 1

Floor Plan

Disclaimer: subject to change without further notice.

Date:      17 JUN 2024

HONG KONG SCIENCE AND TECHNOLOGY

PARKS CORPORATION

as Landlord

and

EWELL HONG KONG LIMITED

as Tenant

LEASE

of

Unit 707 of the 7th Floor of Building 8W

Phase Two

Hong Kong Science Park

Pak Shek Kok, New Territories, Hong Kong

(Tai Po Town Lot No. 182)

REGISTERED at the Land Registry

by Memorial No.

on

p. Land Registrar

Lease Agreement - Ewell 2024